Exhibit 10.17

EMPLOYMENT AGREEMENT

AGREEMENT dated as of September 7, 2021, between CHRISTOPHER ROLLINS, residing at 6 Victoria Road, Manchester by the Sea, MA 01944 (“Executive”), and STRAN & COMPANY, INC., a Nevada corporation having its principal office at 2 Heritage Drive, Suite 600, Quincy, MA 02171 (“Company”).

RECITALS

The Company wishes to secure the services of the Executive as the Chief Financial Officer (“CFO”) of the Company (with such other duties as are consistent with Executive’s status and offices in the Company or its affiliates as may be assigned by the Board of Directors of the Company (the “Board”)) upon the terms and conditions hereinafter set forth, and the Executive wishes to render such services to the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, the parties hereby agree as follows:

1. Employment, Duties and Acceptance.

1.1 General. During the Term (as hereinafter defined), the Company shall employ Executive in the position of CFO of the Company and such other positions as shall be given to Executive by the Board. All of Executive’s powers and authority in any capacity shall at all times be subject to the direction and control of the Board. The Board may assign to Executive such management and supervisory responsibilities and executive duties for the Company or any subsidiary or parent of the Company, including serving as an executive officer and/or director of any subsidiary or parent of the Company, as are consistent with Executive’s status as CFO.

1.2 Full-Time Position. Executive accepts such employment and agrees to devote substantially all of his business time, energies and attention to the performance of his duties hereunder. Executive shall not serve as a consultant to, or on boards of directors of, or in any other capacity to other companies, for profit and not for profit, without the prior consent of the Board. Nothing herein shall be construed as preventing Executive from making and supervising personal investments, provided they will not interfere with the performance of Executive’s duties hereunder or violate the provisions of Section 5.4 hereof.

1.3 Location. Executive will perform his duties primarily in Quincy, Massachusetts. However, Executive shall undertake such occasional travel, within or outside the United States, as is reasonably necessary in the interests of the Company.

2. Term. The term of Executive’s employment hereunder shall commence on the effective date of the registration statement for the Company’s proposed initial public offering (the “IPO”) and related pricing of the IPO (the “Effective Date”) and shall continue until the two (2) year anniversary of the Effective Date, unless terminated earlier as hereinafter provided in this Agreement, or unless extended, on these or different terms, as hereinafter provided in this Agreement or otherwise by mutual written agreement of the Company and Executive (“Term”). Upon each prescribed date of expiration of the Term (each a “Renewal Date”), the Term shall automatically be extended by one additional year (the “Extension Period”) unless either party shall have provided notice to the other sixty (60) days prior to a Renewal Date that such party does not desire to extend the term of this Agreement, in which case no further extension of the term of this Agreement shall occur pursuant hereto but all previous extensions of the term shall continue to be given full force and effect. For the avoidance of doubt, the “Term” of this Agreement shall include any Extension Periods, as well as the period of any extension of the Term by mutual written agreement of the Company and Executive. The delivery by the Company of written notice that the Term will not be extended in accordance herewith shall not be deemed a termination of Executive’s employment by the Company without “Cause.” Unless the Company and Executive have otherwise agreed in writing, if Executive continues to work for the Company after the expiration of the Term, his employment thereafter shall be under the same terms and conditions provided for in this Agreement, except that his employment will be on an “at will” basis and the provisions of Sections 4.3, 4.4, 4.5 and 4.6(c) shall no longer be in effect.

3. Compensation and Benefits.

3.1 Salary. During the Term, the Company shall pay to Executive a salary at the annual rate of $250,000 (“Base Salary”). Executive’s Base Salary shall be paid in equal, periodic installments in accordance with the Company’s normal payroll procedures.

3.2 Cash Bonus. For each fiscal year completed during the Term, Executive will be eligible to receive a cash bonus (the “Bonus”) determined by the achievement of specified Company performance metrics (“Performance Bonus”) as well as additional amounts as determined by the Board. Prior to each fiscal year, a Company net sales target (“Net Sales Target”) will be set for the following fiscal year. Executive will receive a Bonus equal to: (i) 20% of Base Salary if 75% of the Net Sales Target is achieved; (ii) 25% of Base Salary if 100% of Net Sales Target is achieved; (iii) 50% of Base Salary if 125% of Net Sales Target is achieved; or (iv) 80% of Base Salary if 150% of Net Sales Target is achieved. Actual net sales for the fiscal year will be determined by the Company’s audited financial statements and according to Generally Accepted Accounting Principles. If actual net sales is between two of the bonus thresholds, then Executive shall receive a pro rata Performance Basis.

3.3 Stock Options. As soon as practical after the consummation of the IPO, Executive will be awarded stock options for the purchase of 81,000 shares of the Company’s common stock with an exercise price equal to the price per share paid by investors in the IPO. The stock options will vest in accordance with the following vesting schedule: the options shall vest over a two (2) year period with thirty-three percent (33%) of the options vesting immediately upon issuance and the balance of the options (sixty-seven percent (67%)) vesting monthly over the following two (2) years at a rate of 1/24 per month The stock options will be exercisable only to the extent that the Company has a sufficient number of authorized shares of common stock available for issuance, after accounting for all shares reserved for issuance pursuant to rights not subject to a similar limitation. If at any time there are not sufficient authorized shares of common stock as determined in accordance with the preceding sentence, the Company shall use its best efforts to effect an increase in the number of shares of common stock it is authorized to issue.

3.4 Restricted Stock. As soon as practical after the consummation of the IPO, Executive will be awarded 10,000 restricted shares of the Company’s common stock. The restricted stock will vest in accordance with the following vesting schedule: the stock shall vest over a two (2) year period with thirty-three percent (33%) of the stock vesting immediately upon issuance and the balance of the stock (sixty-seven percent (67%)) vesting monthly over the following two (2) years at a rate of 1/24 per month.

3.5 Accelerated Vesting of Equity Upon Termination. If: (a) Executive is terminated for any reason other than expiration of the Term under Section “2”, or “Cause” as defined in Section 4.3 of this Agreement; or (b) if a Change in Control as defined in Section 4.7 occurs (regardless of whether Executive’s employment terminates in connection with such Change in Control), all outstanding unvested equity grants, including, but not limited to, grants of shares, restricted stock units, stock options, or warrants (collectively “Equity Grants”) shall vest immediately and, to the extent permissible under applicable law, all lockups and restrictions on the sale of such equity or the exercise of options (other than contractual restrictions imposed by a placement agent or underwriter in connection with a securities offering) shall be deemed lifted effective immediately. In the event of any conflict between the terms of the Plan or any award agreement and this Section 3.4), the terms of this Section 3.4 shall prevail.

3.6 Benefits. During the Term, Executive shall be entitled to such medical, life, disability and other benefits as are generally afforded to other executives of the Company, subject to applicable waiting periods and other conditions, as well as participation in all other company-wide employee benefits, including a defined contribution pension plan, simple IRA, or 401(k) plan, as may be made available generally to executive employees from time to time.

3.7 Vacation and Sick Days. Executive shall be entitled to twenty (20) days of paid vacation and five (5) days of paid sick days in each year during the Term, to all public holidays customarily observed in Massachusetts, and to a reasonable number of other days off for religious and personal reasons in accordance with customary Company policy.

3.8 Expenses. The Company shall pay or reimburse Executive for all transportation, hotel and other expenses reasonably incurred during the Term by Executive on business trips and for all other ordinary and reasonable out-of-pocket expenses actually incurred during the Term by Executive in the conduct of the business of the Company (including as a member of the Board), against itemized vouchers submitted with respect to any such expenses and approved in accordance with customary procedures.

3.9 Automobile. During the Term, the Company shall provide Executive with a suitable leased automobile for business use and shall pay for all other costs associated with the use of the vehicle, including insurance costs, repairs and maintenance. The Company shall not be required to expend more than $750 per month for the costs of leasing and maintaining such automobile. The costs associated with Executive’s automobile shall be considered taxable income to Executive, except to the extent that it is documented to have been used by him for business purposes.

3.10 Indemnification and Insurance. Executive shall receive indemnification, defense, and advancement of expenses, including reasonable attorneys’ fees (“Indemnification Rights”) for all third-party claims or claims brought in the name of the Company arising from or concerning his employment by the Company to the maximum extent permissible under applicable law. Executive’s rights under this Section shall be in addition to, and not a substitute for, any other indemnification rights Executive has as an executive or director of the Company under any other agreements, bylaws, or articles of incorporation. The Company shall maintain substantially the same level of directors’ and officers’ insurance coverage as the Company has in place on the Effective Date during the Term. The Company shall maintain tail coverage for Executive, at the same level provided to current or former directors and officers of the Company, for a period of six years after Executive’s employment terminates or until the date the statute of limitations for all possible claims against Executive expires, whichever is sooner.

4. Termination; Change in Control.

4.1 Death. If Executive dies, Executive’s employment hereunder shall terminate and the Company shall pay to Executive’s estate the amount set forth in Section 4.6(a).

4.2 Disability. The Company, by written notice to Executive, may terminate Executive’s employment hereunder if Executive shall fail because of illness or incapacity to render services of the character contemplated by this Agreement for six (6) consecutive months. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(a).

4.3 By Company for “Cause”. The Company, by written notice to Executive, may terminate Executive’s employment hereunder for “Cause.” As used herein, “Cause” shall mean: (a) conviction of or plea of guilty or nolo contendere to a felony under the laws of the United States or any state thereof; (b) commission of fraud or embezzlement on the Company or any of its subsidiaries; (c) willful act or omission which results in an assessment of a civil or criminal penalty against the Company or any of its subsidiaries that causes material financial or reputational harm to the Company or any of its subsidiaries; (d) any intentional act of dishonesty resulting or intending to result in personal gain or enrichment at the expense of the Company or any of its subsidiaries; (e) a violation by Executive of law (whether statutory, regulatory or common law), causing a material financial harm or material reputational harm to the Company or any of its subsidiaries; (f) a material violation by Executive of the Company’s (or any of its subsidiaries’) bona fide, written equal employment opportunity, antidiscrimination, anti-harassment, or anti-retaliation policies; (g) material breach by the Executive of his obligations pursuant to Section 5.2 and 5.4; (h) the Executive’s consistent abuse of alcohol, prescription drugs or controlled substances, which interferes with the performance of his duties to the Company; or (i) excessive absenteeism of the Executive other than for reasons of illness. Notwithstanding the foregoing, no “Cause” for termination shall be deemed to exist with respect to Executive’s acts described in clauses (b), (g) (h) and (i) above (except as described below), unless the Company shall have given written notice to Executive within a period not to exceed ten (10) calendar days of the initial existence of the occurrence, specifying the “Cause” with reasonable particularity and, within thirty (30) calendar days after such notice, Executive shall not have cured or eliminated the problem or thing giving rise to such “Cause;” provided, however, no more than two cure periods need be provided during any twelve-month period; and provided further, however, that any breach of this Agreement relating to the Restricted Activities shall result in a termination for “Cause” without any advance notice and without any ability on the part of the Executive to cure such breach. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(b).

4.4 By Executive for “Good Reason”. The Executive, by written notice to the Company, may terminate Executive’s employment hereunder if a “Good Reason” exists. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following circumstances without the Executive’s prior written consent: (a) a substantial and material adverse change in the nature of Executive’s title, duties and/or responsibilities with the Company that represents a demotion from his title, duties or responsibilities as in effect immediately prior to such change; (b) material breach of this Agreement by the Company; (c) a failure by the Company to make any payment to Executive when due, unless the payment is not material and is being contested by the Company, in good faith; or (d) a liquidation, bankruptcy or receivership of the Company; (e) the Company’s relocation of the Company’s office to a location more than 35 miles from its current location; (f) refusal of any successor to assume this Agreement; or (g) failure of the Company to maintain directors’ and officers’ insurance coverage of substantially the same amount as it provided as of the Effective Date. Notwithstanding the foregoing, no “Good Reason” shall be deemed to exist with respect to the Company’s acts described in clauses (a), (b) or (c) above, unless Executive shall have given written notice to the Company within a period not to exceed ten (10) calendar days of the Executive’s knowledge of the initial existence of the occurrence, specifying the “Good Reason” with reasonable particularity and, within thirty (30) calendar days after such notice, the Company shall not have cured or eliminated the problem or thing giving rise to such “Good Reason”; provided, however, that no more than two cure periods shall be provided during any twelve-month period of a breach of clauses (a), (b) or (c) above. Upon such termination by the Company or by the Executive, the Company shall pay to Executive the amount set forth in Section 4.6(c).

4.5 By Company Without “Cause”. The Company may terminate Executive’s employment hereunder without “Cause” by giving at least thirty (30) days written notice to Executive. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(c), unless such termination occurs after the expiration of the Term, in which case nothing shall be paid.

4.6 Compensation Upon Termination. In the event that Executive’s employment hereunder is terminated, the Company shall pay to Executive the following compensation:

(a) Payment Upon Death or Disability. In the event that Executive’s employment is terminated pursuant to Sections 4.1 or 4.2, the Company shall no longer be under any obligation to Executive or his legal representatives pursuant to this Agreement except for: (i) the Base Salary due Executive pursuant to Section 3.1 hereof through the date of termination; (ii) all expense reimbursements payable in accordance with Section 3.7; (iii) all accrued but unused vacation pay, and (iv) any Bonus actually granted by the Board, but unpaid to the Executive, for any fiscal year prior to the fiscal year of termination (the “Accrued Amounts”); and (v) as set forth in Section 3.4 of this Agreement, immediate vesting of any outstanding unvested equity granted to Executive during his employment and immediate lifting of all lockups and restrictions on sales of such equity, or exercise of stock options.

(b) Payment Upon Termination by the Company For “Cause” or Termination by Executive Without “Good Reason”. In the event that the Company or Executive terminates Executive’s employment hereunder pursuant to Section 4.3 or 4.4, the Company shall have no further obligations to the Executive hereunder, except for the Accrued Amounts.

(c) Payment Upon Termination by Company Without “Cause” or by Executive for “Good Reason”. In the event that Executive’s employment is terminated pursuant to Sections 4.4 or 4.5, the Company shall have no further obligations to Executive hereunder except for: (i) the Accrued Amounts; (ii) upon execution of a general release and waiver in the form annexed to this Agreement as Exhibit “A” (the “Release”) and subject to Executive’s compliance with Section 5, Base Salary, payable in equal, periodic installments in accordance with the Company’s normal payroll procedures in accordance with Section 3.1 hereof for the shorter of (A) six (6) months or (B) the remainder of the Term, provided that Executive shall in all cases receive at least three months’ Base Salary; (iii) reimbursement of Executive for the first eighteen (18) months of the premiums associated with Executive’s continuation of health insurance for him and his family pursuant to COBRA, provided Executive timely elects and is eligible for COBRA benefits; and (iv) as set forth in Section 3.4 of this Agreement, immediate vesting of any outstanding unvested equity granted to Executive during his employment and immediate lifting of all lockups and restrictions on sales of such equity, or exercise of stock options.  Executive shall have 60 days from the date of termination to execute and return the Release.

(d) Payment Upon Termination Due To Non-Renewal of Agreement At The End of Term. In the event that Executive’s employment is terminated pursuant to Section 2 due to the Company giving Executive 60 days’ notice of its intent not to renew the Term, or any subsequent term, the Company shall have no further obligations to Executive hereunder except for: (i) the Accrued Amounts; and (ii) upon execution of the Release, and subject to Executive’s compliance with Section 5, Base Salary in equal, periodic installments in accordance with the Company’s normal payroll procedures in accordance with Section 3.1 hereof for six months; and (iii) reimbursement of Executive for the first six (6) months of the premiums associated with Executive’s continuation of health insurance for him and his family pursuant to COBRA, provided Executive timely elects and is eligible for COBRA benefits.

(e) Timing of Payments. All Accrued Amounts provided for under this Agreement shall be paid within seven (7) calendar days after the termination of Executive’s employment. All payments made on account of Executive’s execution of the Release shall be paid on the eighth (8th) day following such execution and the first payment made to Executive after execution of the Release shall include any amounts that would have otherwise been paid prior to such date if Executive had executed the Release on the termination date.

(f) Mitigation. Executive shall have no duty to mitigate awards paid or payable to him pursuant to this Agreement, and any compensation paid or payable to Executive from sources other than the Company will not offset or terminate the Company’s obligation to pay to Executive the full amounts pursuant to this Agreement.

4.7 Change in Control.

(a) For the purposes of this Agreement, “Change in Control” shall be deemed to have occurred if, after the Effective Date, any of the following occurs (through one or a series of related transactions): (a) the sale, disposition or transfer to an unrelated third-party of all or substantially all of the consolidated assets of the Company and its consolidated subsidiaries, (b) a sale, disposition or transfer resulting in no less than a majority of the voting power or equity interests of the Company and its consolidated subsidiaries on a fully diluted basis being held by a person (as defined below) or persons acting as a group who prior to such sale, disposition or transfer did not have a majority of such voting power, (c) a merger, consolidation, recapitalization or reorganization of the Company or its consolidated subsidiaries with or into one or more entities such that “control” (as defined below) of the resulting entity is held, directly or indirectly, by a person or persons acting as a group who did not have control of the Company and its consolidated subsidiaries prior to such merger, consolidation, recapitalization or reorganization, or (d) the liquidation or dissolution of the Company or its consolidated subsidiaries. For purposes of the foregoing, “control” means the power to direct or cause the direction of the management and policies, or the power to appoint directors, whether through the ownership of voting interests, by contract or otherwise, and “person” shall have the meaning such term has as is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended). For the avoidance of doubt any restructuring of the Company into a holding company structure, re-domestication of the Company into a different jurisdiction or other reorganization of the Company where the persons who prior to such restructuring, re-domestication or reorganization held a majority of the voting power continue to hold a majority of the voting power thereafter shall not be deemed to be a Change in Control.

(b) Notwithstanding anything in this Agreement to the contrary, if Executive’s employment hereunder is terminated by Executive for Good Reason, or by the Company without Cause, or if the Company provides notice that the Term will not be extended in accordance with Section 2, in any case within ninety (90) days prior to, or 12 months after, a Change in Control, then the Company shall have no further obligations to Executive hereunder except for: (i) the Base Salary due Executive pursuant to Section 3.1 hereof through the date of termination; (ii) upon execution of a general release and waiver in a form satisfactory to the Company, and subject to Executive’s compliance with Section 5, the compensation provided for in Section 4.6 (c); (iii) all expense reimbursements payable in accordance with Section 3.7; (iv) all accrued but unused vacation pay; (v) any Bonus actually granted by the Board, but unpaid to the Executive, for any fiscal year prior to the fiscal year of termination; and (vi) reimbursement of Executive for the first eighteen (18) months of the premiums associated with Executive’s continuation of health insurance for him and his family pursuant to COBRA, provided Executive timely elects and is eligible for COBRA benefits.

(c) Upon the occurrence of a Change in Control during the Term, whether or not Executive’s employment is terminated, or upon Executive’s termination without Cause or for Good Reason, all restricted stock, stock option, SAR or similar awards held by Executive shall immediately vest and shall no longer be subject to forfeiture, unless expressly provided otherwise in the governing documents for such awards.

5. Protection of Confidential Information; Non-Competition.

5.1 Acknowledgment. Executive acknowledges that:

(a) As a result of his employment with the Company, Executive has obtained and will obtain secret and confidential information concerning the business of the Company and its subsidiaries (referred to collectively in this Section 5 as the “Company”), including, without limitation, financial information, proprietary rights, trade secrets and “know-how,” customers and sources (“Confidential Information”).

(b) The Company will suffer substantial damage which will be difficult to compute if, during the period of his employment with the Company or thereafter, Executive should enter a business competitive with the Company or divulge Confidential Information.

(c) The provisions of this Agreement are reasonable and necessary to protect the business of the Company, to protect the Company’s trade secrets and Confidential Information and to prevent loss to a competitor of an employee whose services are special, unique and extraordinary.

5.2 Confidentiality. Executive agrees that he will not at any time, during the Term or thereafter, divulge to any person or entity any Confidential Information obtained or learned by him as a result of his employment with the Company, except (i) in the course of performing his duties hereunder, (ii) with the Company’s prior written consent; (iii) to the extent that any such information is in the public domain other than as a result of Executive’s breach of any of his obligations hereunder; or (iv) where required to be disclosed by court order, subpoena or other government process. If Executive shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Executive promptly, but in no event more than 48 hours after learning of such subpoena, court order, or other government process, shall notify, confirmed by mail, the Company and, at the Company’s expense, Executive shall: (a) take all reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or other government process, and (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

5.3 Documents. Upon termination of his employment with the Company, Executive will promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which he may then possess or have under his control; provided, however, that Executive shall be entitled to retain copies of such documents reasonably necessary to document his financial relationship with the Company.

5.4 Non-Competition. For and in consideration of Executive’s employment by the Company and the consideration the Executive will receive thereby, Executive hereby agrees that Executive shall not during the period of his employment by or with the Company and for the Applicable Period (defined below), for himself or on behalf of, or in conjunction with, any other person, persons, company, partnership, limited liability company, corporation or business of whatever nature:

(a) engage, as an officer, director, manager, member, shareholder, owner, partner, joint venturer, trustee, or in a managerial capacity, whether as an employee, independent contractor, agent, consultant or advisor, or as a sales representative, in an entity that designs, researches, develops, markets, sells or licenses products or services that are substantially similar to or competitive with the business of the Company that is located within twenty-five (25) miles of any market in which Company currently operates or has plans to do business in at the time of termination;

(b) call upon any person who is at that time, or within the preceding twelve (12) months has been, an employee of the Company, for the purpose, or with the intent, of enticing such employee away from, or out of, the employ of the Company or for the purpose of hiring such person for Executive or any other person or entity, unless any such person was terminated by the Company prior thereto;

(c) call upon any person who, or entity that is then or that has been within one year prior to that time, a customer of the Company, for the purpose of soliciting or selling products or services in competition with the Company; or

(d) call upon any prospective acquisition or investment candidate, on the Executive’s own behalf or on behalf of any other person or entity, which candidate was known by Executive to have, within the previous twelve (12) months, been called upon by the Company or for which the Company made an acquisition or investment analysis or contemplated a joint marketing or joint venture arrangement with, for the purpose of acquiring or investing or enticing such entity into a joint marketing or joint venture arrangement;

provided that, the solicitation, encouragement and inducement prohibited in Sections 5.4(a)-(d) expressly shall not include situations where an employee, consultant, representative, officer, customer, or director responds to advertising or marketing placed into the public domain by Executive or his affiliates or otherwise voluntarily contacts Executive or his affiliates.

5.5 Injunctive Relief. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Section 5.2 or 5.4, the Company shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. The rights and remedies enumerated in this Section 5.5 shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity. In connection with any legal action or proceeding arising out of or relating to this Agreement, the prevailing party in such action or proceeding shall be entitled to be reimbursed by the other party for the reasonable attorneys’ fees and costs incurred by the prevailing party.

5.6 Modification. If any provision of Section 5.2 or 5.4 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

5.7 Survival. The provisions of this Section 5 shall survive the termination or expiration of this Agreement for any reason, except in the event Executive is terminated by the Company without Cause, or if Executive terminates this Agreement with Good Reason, in either of which events, Section 5.4(d) shall be null and void and of no further force or effect.

5.8 Definitions. For purposes of this Section 5, the term “Applicable Period” shall mean twelve (12) months from the termination of Executive’s employment.

6. Miscellaneous Provisions.

6.1 Notices. All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when (i) delivered personally to the party to receive the same, or (ii) if delivered by nationally recognized overnight courier, addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 6.1. All notices shall be deemed to have been given as of the date of personal delivery or courier delivery thereof.

If to Executive:

Christopher Rollins

6 Victoria Road

Manchester by the Sea, MA 01944

If to the Company:

2 Heritage Drive, Suite 600

Quincy, MA 02171

6.2 Entire Agreement; Waiver. Effective as of the Effective Date, this Agreement sets forth the entire agreement of the parties relating to the employment of Executive and is intended to supersede all prior negotiations, understandings and agreements. No provisions of this Agreement may be waived or changed except by a writing by the party against whom such waiver or change is sought to be enforced. The failure of any party to require performance of any provision hereof or thereof shall in no manner affect the right at a later time to enforce such provision.

6.3 Governing Law. All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of Massachusetts.

6.4 Binding Effect; Nonassignability. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. This Agreement shall not be assignable by Executive, but shall inure to the benefit of and be binding upon Executive’s heirs and legal representatives.

6.5 Severability. Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.

6.6 Section 409A. This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”). To the extent that any payments and/or benefits provided hereunder are not considered compliant with Section 409A, the parties agree that the Company shall take all actions necessary to make such payments and/or benefits become compliant.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

STRAN & COMPANY, INC.

By:	/s/ Andrew Shape
Name:	Andrew Shape
Title:	Chief Executive Officer

/s/ Christopher Rollins
CHRISTOPHER ROLLINS

EXHIBIT A

RELEASE

I, Christopher Rollins, the undersigned, and Stran & Company, Inc. (the “Company”) entered into an Employment Agreement (the “Agreement”) on September 7, 2021, of which this Exhibit A Release forms a part. For purposes of this Exhibit A Release, the Company shall be defined the same as in the Agreement.

The Company and I agree that this Exhibit A Release will become effective seven (7) days after I sign it and do not revoke it. I understand and agree that I may not sign the Exhibit A Release prior to the termination date specified in the Agreement. Upon the effectiveness of the Exhibit A Release, I will be entitled to the payment described in the Agreement, in the manner and under the terms and conditions set forth in the Agreement.

In exchange for providing me with these enhanced benefits described in the Agreement, I agree to waive all claims against the Company, and to release and forever discharge the Company, to the fullest extent permitted by law, from any and all liability for any claims, rights or damages of any kind, whether known or unknown to me, that I may have against the Company as of the date of my execution of this Exhibit A Release that arise out of or relate in any way to my employment with the Company or the termination of such employment, arising under any applicable federal, state or local law or ordinance, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Equal Pay Act, the Uniform Services Employment and Re-employment Rights Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family And Medical Leave Act, the Employee Retirement Income Security Act, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act, the Worker Adjustment Retraining and Notification Act, the Occupational Safety and Health Act of 1970, and claims for individual relief under the Sarbanes-Oxley Act of 2002 and any other federal, state or local statute or constitutional provision governing employment; all tort, contract (express or implied), common law, and public policy claims of any type whatsoever; all claims for invasion of privacy, defamation, intentional infliction of emotional distress, injury to reputation, pain and suffering, constructive and wrongful discharge, retaliation, wages, monetary or equitable relief, vacation pay, grants or awards under any unvested and/or cancelled equity and/or incentive compensation plan or program, separation and/or severance pay under any separation or severance pay plan maintained by the Company, any other employee fringe benefits plans, medical plans, or attorneys’ fees; or any demand to seek discovery of any of the claims, rights or damages previously enumerated herein.

This Exhibit A Release is not intended to, and does not, release rights or claims that may arise after the date of my execution hereof, including without limitation any rights or claims that I may have to secure enforcement of the terms and conditions of the Agreement or the Exhibit A Release. To the extent any claim, charge, complaint or action covered by the Exhibit A Release is brought by me, for my benefit or on my behalf, I expressly waive any claim to any form of individual monetary or other damages, including attorneys’ fees and costs, or any other form of personal recovery or relief in connection with any such claim, charge, complaint or action. I further agree to dismiss with prejudice any pending civil lawsuit or arbitration covered by the Exhibit A Release. For purposes of this Exhibit A Release, “I” shall include my heirs, executors, administrators, attorneys, representatives, successors and assigns.

I acknowledge that I am executing this Exhibit A Release voluntarily, free of any duress or coercion. The Company has urged me to obtain the advice of an attorney or other representative of my choice, unrelated to the Company, prior to executing this Exhibit A Release, and I acknowledge that I have had the opportunity to do so. Further, I acknowledge that I have a full understanding of the terms of the Agreement and this Exhibit A Release. I understand that the execution of this Exhibit A Release is not to be construed as an admission of liability or wrongdoing by the Company or me.

I acknowledge that I have been given at least twenty-one (21) days within which to consider executing this Exhibit A Release (the “Twenty-One (21)-Day Period”) and seven (7) days from the date of my execution of this Exhibit A Release within which to revoke it (the “Exhibit A Revocation Period”). I understand that my executed Exhibit A Release must be returned to the Chief Executive Officer or another executive of the Company. If I execute the Exhibit A Release prior to the end of the Twenty-One (21)-Day Period, I agree and acknowledge that: (i) my execution was a knowing and voluntary waiver of my rights to consider this Exhibit A Release for the full twenty-one (21) days; and (ii) I had sufficient time in which to consider and understand the Exhibit A Release, and to review it with an attorney or other representative of my choice, if I wished. Any revocation of this Exhibit A Release must be in writing and returned to the Chief Executive Officer or another executive officer of the Company, via certified U.S. Mail, Return Receipt Requested. In the event that I revoke this Exhibit A Release, I acknowledge that I will not be entitled to receive, and agree not to accept, any payments described in the Agreement. I agree that my acceptance of any such payments or benefits will constitute an acknowledgment that I did not revoke the Exhibit A Release. This Exhibit A Release will not become effective or enforceable until the Exhibit A Revocation Period has expired.

BY SIGNING THIS EXHIBIT A RELEASE, I ACKNOWLEDGE THAT I AM KNOWINGLY AND VOLUNTARILY WAIVING AND RELEASING ANY AND ALL RIGHTS I MAY HAVE AGAINST Stran & Company, INC. UP TO THE DATE OF MY EXECUTION OF THIS EXHIBIT A RELEASE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE OLDER WORKERS BENEFIT PROTECTION ACT, AND ALL OTHER APPLICABLE DISCRIMINATION LAWS, STATUTES, ORDINANCES OR REGULATIONS.

ACCEPTED AND AGREED TO

Name:	Christopher Rollins

Date: